EXHIBIT 5.1 - OPINION REGARDING LEGALITY

August 30, 1998
Board of Directors

Sunburst Acquisitions I, Inc.
4807 S. Zang Way
Morrison, Colorado  80465

         Re: Consulting Agreement, dated as of May 15, 1998 with Robert P. Jeffcock (the "Consulting Agreement") Registration Statement on Form S-8

Gentlemen:

         We have acted as counsel to Sunburst Acquisitions I, Inc., a Colorado corporation (the "Company"), in connection with the filing of the Company's registration statement on Form S-8 with the Securities and Exchange Commission on or about August 31, 1998 (the "Registration Statement") under the Securities Act of 1933, as amended. The Registration Statement is being filed in connection with the Company's offering of 1,510,344 shares of common stock (the "Shares") of the Company pursuant to the Consulting Agreement.

         We are familiar with the proceedings to date with respect to such offering and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for purposes of this opinion.

         For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto, and the due authorization, execution and delivery of all documents by the parties thereto.

         We are of the opinion that when the Registration Statement shall have become effective and the Shares shall have been issued on the terms contemplated by the Agreement, the Shares will be legally issued, fully paid and non-assessable.

         This opinion shall be limited to the laws of the State of Colorado and the federal laws of the United States of America.

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Sincerely yours,
Frascona, Joiner & Goodman, P.C.

By:      /s/ Gary S. Joiner
         ----------------------
         Gary S. Joiner